NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE
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                                                 Six Months ended June 30,
                                                   1999              1998

Average shares outstanding                       2,870,992         2,777,999
  Dilutive effect of stock options
  and warrants computed by use
  of treasury stock method                         534,641                 0

Computation of Earnings Per
  Share=Net Income/Average
  common and common share
  equivalent shares                            $   740,239       $  (356,812)
outstanding                                      3,405,633         2,777,999
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Earnings Per Share                             $       .22       $      (.13)
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